Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148650
PROSPECTUS SUPPLEMENT
to
PROSPECTUS DATED February 8, 2008
      The attached Current Report on Form 8-K dated October 6, 2010 was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated February 8, 2008.
The date of this Prospectus Supplement is December 20, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 30, 2010
Global Telecom & Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51211 (Commission File Number)	20-2096338 (I.R.S. Employer Identification No.)
8484 Westpark Drive
Suite 720
McLean, VA 22102
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (703) 442-5500
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 30, 2010, Global Telecom & Technology, Inc., a Delaware corporation (“Company”), and its subsidiaries Global Telecom & Technology Americas, Inc., a Virginia corporation (“GTTA”), GTT-EMEA, Ltd., a private limited liability company incorporated and registered in England and Wales (“EMEA”) and WBS Connect LLC, a Colorado limited liability company (“WBS”, and together with GTTI, GTTA and EMEA, individually and collectively, jointly and severally, the “Borrower”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“Bank”) and certain related documents.
     The Loan Agreement provides for a term loan facility of $10 million (the “Term Loan”), and a revolving line of credit facility in the aggregate principal amount of up to $5 million (the “Line of Credit”). The Loan Agreement contains customary representations and warranties of the Borrower and customary events of default. The obligations of the Borrower under the Loan Agreement are secured by substantially all of Borrower’s tangible and intangible assets pursuant to the Loan Agreement (except in the case of EMEA, pursuant to the Debenture (discussed in more detail below)).
     The availability under the Line of Credit is calculated during any month as a percentage of eligible accounts and is subject to certain conditions, including the continued accuracy of the Borrower’s representations, warranties and covenants.
     The Term Loan matures on September 30, 2015. The Borrower shall repay the Term Loan in sixty (60) equal installments of principal and interest, with interest accruing at a floating per annum rate equal to the Bank’s prime rate plus 3%, unless the Borrower achieves certain performance criteria, in which case the interest rate shall be equal to the Bank’s prime rate plus 2%.
     The Line of Credit matures on September 29, 2012. The principal amount outstanding under the Line of Credit shall accrue interest at a floating per annum rate equal to the Bank’s prime rate plus 2%, unless the Borrower achieves certain performance criteria, in which case the interest rate shall be equal to the Bank’s prime rate plus 1%.
     The obligations of the Borrower under the Loan Agreement are guaranteed by TEK Channel Consulting, LLC, a Colorado limited liability company (“TEK”), and GTT Global Telecom Government Services, LLC, a Virginia limited liability company (“GTGS”, together with TEK, the “Guarantors”), each a wholly-owned subsidiary of GTTA, pursuant to unconditional guaranties executed by each Guarantor in favor of SVB (each a “Guaranty”). Each Guaranty is secured by each Guarantor’s tangible and intangible assets pursuant to a security agreement containing representations, warranties and covenants substantially similar to those made under the Loan Agreement with respect to the Borrower.
     The Debenture executed by EMEA in favor of SVB (the “Debenture”) provides certain additional terms and conditions related to EMEA and a charge of EMEA’s assets to SVB to secure such obligation.
     The foregoing description of the Loan Agreement and related documents does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement and such related documents. The Loan Agreement, the Debenture and each Guaranty are filed as Exhibits 10.1, 10.2, 10.3, and 10.4 respectively, to this Form 8-K and are incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation.
     The information disclosed under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.
     On September 30, 2010, we issued a press release announcing the entry into the Loan Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Loan and Security Agreement by and among Global Telecom & Technology, Inc., Global Telecom & Technology Americas, Inc., GTT-EMEA, Ltd., WBS Connect LLC and Silicon Valley Bank dated September 30, 2010.

10.2	Debenture executed by GTT-EMEA, Ltd. in favor of Silicon Valley Bank dated September 30, 2010.

10.3	Unconditional Guaranty by TEK Channel Consulting, LLC dated September 30, 2010.

10.4	Unconditional Guaranty by GTT Global Telecom Government Services, LLC dated September 30, 2010.

99.1	Press Release dated September 30, 2010.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2010	GLOBAL TELECOM & TECHNOLOGY, INC.
/s/ Chris McKee
Chris McKee
Secretary and General Counsel

3

Exhibit 10.1
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date by and between (i) SILICON VALLEY BANK, a California corporation with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”), and (ii) GLOBAL TELECOM & TECHNOLOGY, INC., a Delaware corporation (“GTTI”), GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC., a Virginia corporation (“GTTA”), each with offices located at 8484 Westpark Drive, Suite 720, McLean, Virginia 22102, GTT-EMEA, LTD., a private limited liability company incorporated and registered in England and Wales with offices located at 5th Floor, Morley House, 26 Holborn Viaduct, London EC1A 2AT (“EMEA”) and WBS CONNECT, LLC, a Colorado limited liability company with offices located at 8400 E. Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111 (“WBS”, and together with GTTI, GTTA and EMEA, individually and collectively, jointly and severally, the “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP, as applicable. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally, jointly and severally, promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement and to the deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.1.2 Letters of Credit Sublimit.
          (a) As part of the Revolving Line and subject to the deduction of Reserves, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (A) Five Million Dollars ($5,000,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount, or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the FX Reduction Amount.
          (b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to (i) 105% if the Letter of Credit is denominated in U.S. Dollars, or (ii) 110% if the Letter of Credit is denominated in a currency other than U.S. Dollars, of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as

Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
          (c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          (d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).
          (e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
     2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line and subject to the deduction of Reserves, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date. The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the lesser of (A) Five Million Dollars ($5,000,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.1.4 Cash Management Services Sublimit. Borrower may use the Revolving Line for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), in an aggregate amount not to exceed the lesser of (A) Five Million Dollars ($5,000,000), minus (i) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount, or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iii) the FX Reduction Amount. Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.1.5 Term Loan.
          (a) Availability. Bank shall make one (1) term loan available to Borrower in an amount equal to the Term Loan Amount on the Effective Date subject to the satisfaction of the terms and conditions of this Agreement.
          (b) Repayment. Borrower shall repay the Term Loan in (i) sixty (60) equal installments of principal based on a sixty (60) month amortization schedule, plus (ii) monthly payments of accrued interest (the

“Term Loan Payment”). Beginning on the last day of the month following the month in which the Funding Date occurs, each Term Loan Payment shall be payable on the last day of each month. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Once repaid, the Term Loan may not be reborrowed.
          (c) Prepayment. The Term Loan may be prepaid, in whole or in part prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of such prepayment is given to Bank. Notwithstanding any such prepayment, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations (other than inchoate indemnity obligations). If such prepayment is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a prepayment premium in an amount equal to (i) if such prepayment occurs after the Effective Date but prior to the First Anniversary, two percent (2.00%) of the principal amount of the Term Loan Amount; (ii) if such prepayment occurs on or after the First Anniversary but prior to the Second Anniversary, one and one-half percent (1.50%) of the Term Loan Amount; (iii) if such prepayment occurs on or after the Second Anniversary but prior to the Third Anniversary, one percent (1.00%) of the Term Loan Amount; and (iv) if such prepayment occurs on or after the Third Anniversary, zero percent (0.00%); provided that no prepayment premium shall be charged if the Term Loan is replaced with a new facility from Bank or another division of Silicon Valley Bank. Upon payment in full of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall terminate and release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.
     2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services); plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve); plus (c) the FX Reduction Amount exceeds the lesser of either the Revolving Line or the Borrowing Base (such excess amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     2.3 Payment of Interest on the Credit Extensions.
          (a) Interest Rate.
               (i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus two percent (2.00%); provided, however, during a Performance Pricing Period, the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus one percent (1.00%). Such interest shall in any event be payable monthly, in arrears, in accordance with Section 2.3(f) below.
               (ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Prime Rate plus three percent (3.00%)provided, however, during a Performance Pricing Period, the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Prime Rate plus two percent (2.00%), which interest shall in any event be payable monthly.
          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

          (d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off. Bank will first debit the Designated Deposit Account and will debit alternate accounts in the event Designated Deposit Account balances are insufficient to satisfy the amounts Borrower owes Bank when due. Bank will notify Borrower when alternate accounts are debited.
          (f) Payment; Interest Computation. Unless otherwise provided, interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 3:00 p.m. Eastern time on any day shall be deemed received on the next Business Day. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.
     2.4 Fees. Borrower shall pay to Bank:
          (a) Revolving Line Commitment Fee. A fully earned, non refundable Revolving Line commitment fee of Fifty Thousand Dollars ($50,000), payable on the Effective Date;
          (b) Term Loan Commitment Fee. A fully earned, non refundable Term Loan commitment fee of One Hundred Thousand Dollars ($100,000), payable on the Effective Date;
          (c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;
          (d) Termination Fee. Subject to the terms of Section 2.1.5(c), a termination fee; and
          (e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
     2.5 Payments; Application of Payments.
          (a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 3:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 3:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
          (b) Bank shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the reasonable discretion of Bank. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
     2.6 Withholding. Payments received by Bank from Borrower hereunder will be made free and clear of any withholding taxes. Specifically, however, if at any time any governmental authority, applicable law, regulation or international agreement requires any Borrower to make any such withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant governmental authority. Borrower will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such withholding payment provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension under this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) duly executed original signatures to the Loan Documents;
          (b) duly executed original signatures to the Control Agreements, if any;
          (c) for each Borrower other than EMEA, Borrower’s Operating Documents and a good standing certificate of Borrower certified by each applicable jurisdiction of incorporation or formation, together with a certificate of foreign qualification from each jurisdiction in which Borrower is qualified as a foreign corporation, each dated as of a date no earlier than thirty (30) days prior to the Effective Date;
          (d) duly executed original signatures to the Secretary’s Certificate with completed Borrowing Resolutions for each Borrower other than EMEA and, with respect to EMEA, a completed Secretary’s Corporate Borrowing Certificate, together with all attachments thereto;
          (e) the Subordination Agreement by 2010 Units Offering Investors in favor of Bank, together with the duly executed original signatures thereto;
          (f) an original Debenture, duly executed by EMEA and copy of the minutes of a meeting of the board of directors of EMEA approving the terms of, and entry into, the Debenture, certified as a true copy of the same by the company secretary of EMEA;
          (g) evidence that all of GTTI’s outstanding Indebtedness evidenced by its Convertible Notes and/or its Seller Notes, including, without limitation, Seller Notes held by Mr. Mike Hollander and Mr. Scott Charter, have or will, concurrently with the initial Credit Extension, be repaid in full;
          (h) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (i) the Perfection Certificates of Borrower and Guarantor, together with the duly executed original signatures thereto;
          (j) a landlord’s consent in favor of Bank for 8484 Westpark Drive, Suite 720, McLean, Virginia 22102 by the respective landlord thereof, together with the duly executed original signatures thereto;
          (k) a bailee’s/warehouseman’s waiver executed by each bailee, if any, of Borrower as required by Bank, in favor of Bank;
          (l) a legal opinion of Borrower’s counsel, in form and substance acceptable to Bank, in its reasonable discretion, dated as of the Effective Date together with the duly executed original signature thereto;
          (m) the duly executed original signatures to the Guaranty, together with Secretary’s Certificate/duly executed original signatures to the completed Borrowing Resolutions for Guarantor;

          (n) evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;
          (o) evidence satisfactory to Bank, in its sole discretion, that immediately prior to making any Credit Extensions under this Agreement, Borrower has a maximum Leverage Ratio no greater than 2.75:1.00; and
          (p) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
          (a) except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report;
          (b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Bank’s good faith reasonable business judgment, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.
     3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedures for Borrowing; Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 3:00 p.m. Eastern time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Each US Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
     4.2 Priority of Security Interest. Each US Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If a US Borrower shall acquire a commercial tort claim, such US Borrower shall promptly notify Bank in a writing signed by such US Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
          If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
     4.3 Authorization to File Financing Statements. Each US Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral except as set forth in this Agreement, by either such US Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
     4.4 Debenture. The payment and performance of the Obligations and the performance of EMEA’s duties under the Loan Documents is secured under the Debenture. EMEA hereby authorizes Bank to make all relevant filings in the United Kingdom in relation to, or in connection with, the Debenture, including, without limitation, filing the relevant Form MG01 at the Companies House in the United Kingdom.
     5 REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants as follows:
     5.1 Due Organization; Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in its jurisdiction of formation and each is qualified and licensed to do business and each is in good standing in any jurisdiction in which the conduct of each of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole. In connection with this Agreement, Borrower has delivered to Bank completed certificates each signed by Borrower and Guarantor, respectively, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
     The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole.
     5.2 Collateral. Borrower has good title to each item of the Collateral upon which it purports to grant a Lien hereunder (or, the case of EMEA, under the Debenture), free and clear of any and all Liens except Permitted

Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
          The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral in excess of One Hundred Thirty Thousand Dollars ($130,000.00) in the aggregate to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.
          All Inventory is in all material respects of good and marketable quality, free from material defects.
          Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is to the knowledge of Borrower, valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business, taken as a whole, has been judged invalid or unenforceable, in whole or in part. To Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not have a material adverse effect on Borrower’s business, taken as a whole.
          Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.
     5.3 Accounts Receivable; Inventory. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. If an Event of Default has occurred and is continuing, Bank may, with notice to Borrower, notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).
     5.5 Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     5.6 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act or, in the case of EMEA, with all employment legislation in force in England and Wales (including, without limitation, the Employment Rights Act 1996). Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole.
     5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has paid, or made provision to pay, all foreign, federal, state, national, and local taxes, assessments, deposits and contributions owed by Borrower in excess of $50,000.00; provided that Borrower may defer payment of any contested taxes, provided further that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower has no knowledge of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.10 Use of Proceeds. Borrower shall use the proceeds of the (i) Term Loan to refinance Borrower’s existing Indebtedness and (ii) Credit Extensions under the Revolving Line solely as working capital to fund its general business requirements. In no event shall any Credit Extensions be used for personal, family, household or agricultural purposes.
     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.
     6 AFFIRMATIVE COVENANTS
          Borrower shall do all of the following:
     6.1 Government Compliance. (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which would reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole.
          (b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly notify Bank of any such Governmental Approvals obtained by Borrower and, upon request of Bank, provide copies of any such obtained Governmental Approvals to Bank.
     6.2 Financial Statements, Reports, Certificates.
          (a) Borrower shall provide Bank with the following:
               (i) (A) within twenty (20) days after the end of each month, and (B) upon each request for a Credit Extension, a Transaction Report;
               (ii) within twenty (20) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), and Deferred Revenue report;
               (iii) within thirty (30) days after the end of each month, monthly unaudited financial statements;
               (iv) within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;
               (v) within sixty (60) days after the end of each fiscal year of Borrower, and as and when amended or updated in any material respect, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis), together with any related business forecasts used in the preparation of such annual financial projections;
               (vi) within one hundred fifty (150) days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of J.H. Cohn LLP, or any other independent certified public accountants acceptable to Bank;
               (vii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;
               (viii) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;
          (b) In the event that Borrower is or becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto on Borrower’s or another website on the Internet, including the SEC’s EDGAR website. Any materials filed with the SEC reports that otherwise satisfy the requirements of section 6.2(a) shall be considered delivered for the purposes of that section when filed with the SEC.
          (c) Borrower shall provide Bank with prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright (including any subsequent ownership right of Borrower in or to any Copyright), Patent or Trademark not previously disclosed to Bank, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property.
     6.3 Accounts Receivable.
          (a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested in writing by Bank, Borrower shall furnish Bank with copies (or, at Bank’s written request, originals to the extent readily available) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its written request (to the extent readily available), the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.
          (b) Disputes. Borrower shall promptly notify Bank of all disputes or claims in excess of Fifty Thousand Dollars ($50,000.00) relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.
          (c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. All payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its sole discretion. Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to an account maintained with Bank to be applied (i) prior to an Event of Default, to the Revolving Line pursuant to the terms of Section 2.5(b) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided however, during a Streamline Period, such payments and proceeds shall be transferred to an account of Borrower maintained at Bank.
          (d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory in excess of Fifty Thousand Dollars ($50,000.00) to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall immediately notify Bank of the return of the Inventory.
          (e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, provided that, prior to the occurrence of an Event of Default, any such verification shall be subject to prior written notice to Borrower.
          (f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
     6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the second Business Day after receipt by Borrower, to be applied to the Obligations (1) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (2) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Two Hundred Thousand Dollars ($200,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will maintain all proceeds of Collateral in an account maintained with Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

     6.5 Taxes; Pensions; Withholding. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, national and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested, or otherwise permitted, pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.6 Access to Collateral; Books and Records. At reasonable times, on two (2) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right, up to two (2) times in any fiscal year (or more frequently, as Bank shall determine necessary), to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than fifteen (15) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
     6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank and shall provide that the insurer shall endeavor to give Bank at least thirty (30) days notice before canceling or declining to renew its policy. All liability policies shall show, or have endorsements showing, Bank as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least thirty (30) days notice before canceling or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, following the occurrence and during the continuance of an Event of Default, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
     6.8 Operating Accounts.
          (a) Maintain its and its Subsidiaries’, if any, domestic depository, operating accounts and securities accounts with Bank and Bank’s affiliates with all excess domestic funds maintained at or invested through Bank or an affiliate of Bank, which accounts shall represent at least sixty percent (60%) of the dollar value of Borrower’s and such Subsidiaries accounts at all financial institutions worldwide. Any domestic Guarantor shall maintain all depository, operating and securities accounts with Bank or SVB Securities. Notwithstanding the foregoing, EMEA shall be permitted to maintain its existing deposit accounts with (i) Standard Chartered Bank (the “Standard Accounts”), provided that the aggregate maximum balance of such Standard Accounts does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time, and (ii) Commerzbank (the “Commerzbank Accounts”), provided that the aggregate maximum balance of such Commerzbank Accounts does not exceed One Million Dollars ($1,000,000) at any time.
          (b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains in the United States or the United Kingdom, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to the Standard Accounts, the Commerzbank Accounts, deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
     6.9 Financial Covenants.

          Maintain at all times, to be tested and certified as of the last day of each month, unless otherwise noted, on a consolidated basis, unless otherwise noted:
          (a) Liquidity. Borrower shall at all times maintain unrestricted cash plus the unused availability under the Borrowing Base of at least Five Million Dollars ($5,000,000).
          (b) Fixed Charge Coverage Ratio. On a quarterly basis, as of the last day of each fiscal quarter of the Borrower, measured on a trailing three month basis, Borrower shall maintain a ratio of (i) Cash Basis EBITDA for such period divided by (ii) Fixed Charges of at least 1.25:1.00.
     6.10 Protection and Registration of Intellectual Property Rights.
          (a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property known to Borrower; and (iii) not allow any Intellectual Property material to Borrower’s business, taken as a whole, to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
          (b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority security interest in such property.
          (c) Provide written notice to Bank within ten (10) days of entering or becoming bound by any material Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
     6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
     6.12 Creation/Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenant contained in Section 7.3 hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and, at Bank’s request, in its sole discretion, take all such action as may be reasonably required by Bank to cause each such Subsidiary to, in Bank’s sole discretion, become a co-Borrower or Guarantor under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (the description of such assets to be substantially the same as the Collateral described on Exhibit A hereto); and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary.

     6.13 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement and/or any of the other Loan Documents. Borrower shall deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
     6.14 Post-Closing Requirements. Provide Bank, within ten (10) days after the Effective Date (or such later date as Bank may determine, in its reasonable discretion), with a completed and fully executed Perfection Certificate, in form and substance acceptable to Bank, in its reasonable discretion, for each of the following Guarantors: GTT Global Telecom Government Services, LLC, a Virginia limited liability company and TEK Channel Consulting, LLC, a Colorado limited liability company.
     7 NEGATIVE COVENANTS
          Borrower shall not do any of the following without Bank’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) non-exclusive licenses and similar arrangements for the use of property of Borrower and/or its Subsidiaries in the ordinary course of business; and (d) in connection with Permitted Liens and Permitted Investments.
     7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries, if any, to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in both of GTTI’s Chief Executive Officer and Chief Financial Officer; or (ii) enter into any transaction or series of related transactions in which the stockholders/shareholders of Borrower who were not stockholders/shareholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock/shares of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).
          Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock/shares or property of another Person, other than Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (or, in the case of EMEA, granted under the Debenture), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
     7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock/shares provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock/shares; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock/share repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, any additional Investment in any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act (or, in the case of EMEA, with all employment legislation in force in England and Wales (including, without limitation, the Employment Rights Act 1996)) or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
          Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, or 6.11, or violates any covenant in Section 7; or

          (b) Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement or any of the other Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment; Levy; Restraint on Business.
          (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
          (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;
     8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of the Dollar Equivalent of Two Hundred Thousand Dollars ($200,000); or (b) any default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;
     8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least the Dollar Equivalent of Two Hundred Thousand Dollars ($200,000) shall be rendered against Borrower and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);
     8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter into this Agreement or any other Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. Any default or breach occurs under any agreement between either Borrower and any creditor of such Borrower that signed a subordination agreement with Bank, or any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement, in each case, that is not covered within the cure periods set forth for any such breach therein, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any

Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by any Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or
     8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
          (c) demand that Borrower (i) deposit cash with Bank in an amount equal to (i) 105% if the Letter of Credit is denominated in U.S. Dollars, or (ii) 110% if the Letter of Credit is denominated in a currency other than U.S. Dollars, of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; provided, however, if an Event of Default described in Section 8.5 occurs, the obligation of Borrower to cash collateralize all Letters of Credit remaining undrawn shall automatically become effective without any action by Bank;
          (d) terminate any FX Forward Contracts;
          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
          (g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

          (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of Borrower’s Books;
          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof); and
          (l) enforce the Debenture in accordance with its terms.
     9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or preserve, Bank’s rights and remedies under the Loan Documents, as directed by Bank. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, being coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other right or remedy under this Agreement or any other Loan Document or other right or remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
     10 NOTICES
          All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), (other than Advance requests made pursuant to Section 3.4 and any notice, demand or other communication under the Debenture), by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	c/o Global Telecom and Technology, Inc. 8484 Westpark Drive, Suite 720 McLean, Virginia 22102 Attn: Mr. Eric Swank Fax: (703) 442-5595 Email: eric.swank@gt-t.net

with a copy to:	Kelley Drye & Warren, LLP Washington Harbour, Suite 400 3050 K Street NW Washington, D.C. 20007 Attn: Brad Mutschelknaus, Esquire Fax: (202) 342-8451 Email: bmutschelknaus@kelleydrye.com

If to Bank:	Silicon Valley Bank 275 Grove Street, Suite 2-200 Newton, Massachusetts 02466 Attn: Mr. Christopher Leary
Fax: (617) 527-0177 Email: cleary@svb.com

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: Charles W. Stavros, Esquire Fax: (617) 880-3456 Email: cstavros@riemerlaw.com
     11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
          New York law governs the Loan Documents (other than the Debenture which is governed by the laws of England and Wales) without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
____________ Borrower initials (WBS)
     12 GENERAL PROVISIONS
     12.1 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(b). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations (other than inchoate liabilities). Upon payment in full of the Obligations (other than inchoate liabilities) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.
     12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights, benefits or obligations under it or under any of the other Loan Documents without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, or attorneys (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) incurred, or paid by such Indemnified Person as a result of, following from, consequential to transactions between Bank and

Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses caused by such Indemnified Person’s gross negligence or willful misconduct.
     12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.
     12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
     12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
     12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”) in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank other than as a result of a breach by Bank or its Affiliates of their confidentiality obligations hereunder; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.
     Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution, unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
     12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

     12.12 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     12.13 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
     12.14 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
     12.15 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
     12.16 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
     12.17 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
     12.18 Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any other Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
     13 DEFINITIONS

     13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
          “2010 Units Offering Investors” are Richard D. Calder, Eric A. Swank, Universal Telecommunications, Inc., Hackman Family Trust, Howard E. Janzen, and the Spitfire Fund, L.P.
          “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
          “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
          “Acquisition” is (a) the purchase or other acquisition by Borrower of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of merger, consolidation, or otherwise) by Borrower of all or substantially all of the stock or other equity interest of any other Person.
          “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
          “Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
          “Agreement” is defined in the preamble hereof.
          “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.
          “Bank” is defined in the preamble hereof.
          “Bank Entities” is defined in Section 12.10.
          “Bank Expenses” are all audit fees and expenses, and reasonable costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).
          “Borrower” is defined in the preamble hereof.
          “Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
          “Borrowing Base” is (a) eighty percent (80%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may, after consultation with Borrower, decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the Collateral.
          “Borrowing Base Certificate” is that certain certificate included within each Transaction Report.
          “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or other appropriate body and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
          “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
          “Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, plus (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets or the capital stock of any other Person.
          “Cash Basis EBITDA” is, for any period of measurement, EBITDA minus (a) unfinanced Capital Expenditures; minus (b) taxes actually paid in cash and minus (c) cash interest expense paid on Subordinated Debt, minus (d) principal payments on Subordinated Debt not existing on the Effective Date, and minus (e) other cash distributions approved by Bank, in its reasonable discretion, on a case-by-case basis.
          “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
          “Cash Management Services” is defined in Section 2.1.4.
          “Claims” is defined in Section 12.3.
          “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
          “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A and for the purposes of this Agreement (other than Sections 4.1, 4.2 and 4.3) the term “Collateral” shall also include, in the case of EMEA, the property and assets detailed in clause 3 of the Debenture.
          “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
          “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
          “Communication” is defined in Section 10.
          “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
          “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
          “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
          “Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
          “Credit Extension” is any Advance, Letter of Credit, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
          “Debenture” is the debenture of even date between EMEA and Bank.
          “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
          “Default Rate” is defined in Section 2.3(b).
          “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
          “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
          “Designated Deposit Account” is GTTA’s deposit account, account number 3300601391, maintained with Bank.
          “Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
          “Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          “Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
          “EBITDA” shall mean, for any period of measurement, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (f) non-cash stock compensation expense, plus (g) at Bank’s discretion, other non-cash one-time charges reasonably acceptable to and approved by Bank, on a case-by-case basis.
          “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

          “Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date upon notice to, and after consultation with, Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith reasonable business judgment, the following (“Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
     (a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
     (b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;
     (c) Accounts with credit balances over ninety (90) days from invoice date to the extent of such credit balances;
     (d) Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts have not been paid within ninety (90) days of invoice date;
     (e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States, other than with respect to Account Debtors of EMEA which have a principal place of business in the United Kingdom but which are otherwise Eligible Accounts;
     (f) Accounts billed and/or payable outside of the United States unless Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws (sometimes called foreign invoiced accounts);
     (g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);
     (h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
     (i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;
     (j) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings) other than with respect to advanced monthly billing in the ordinary course of Borrower’s business consistent with past practices;
     (k) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
     (l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
     (m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
     (n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

     (o) Accounts for which the Account Debtor has not been invoiced;
     (p) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
     (q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;
     (r) Accounts arising from chargebacks, debit memos or others payment deductions taken by an Account Debtor;
     (s) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);
     (t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
     (u) at Bank’s discretion, Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue other than Deferred Revenue related to advanced monthly billing in the ordinary course of Borrower’s business consistent with past practices (but only to the extent of such Deferred Revenue);
     (v) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;
     (w) Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices; and
     (x) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.
          “EMEA” is defined in the preamble.
          “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
          “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
          “Event of Default” is defined in Section 8.
          “First Anniversary” is the date that is 365 days after the Effective Date.
          “Fixed Charges” are, for any period of measurement, the sum of Borrower’s (a) interest payments made to Bank, plus (b) any regularly scheduled principal payments on outstanding Indebtedness owed to Bank (including, without limitation, principal amortization and prepayments of the Term Loan but excluding payments of principal on the Revolving Line), plus (c) principal amortization of and interest payments on capitalized leases.
          “Foreign Currency” means lawful money of a country other than the United States.
          “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
          “Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
          “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

          “FX Forward Contract” is defined in Section 2.1.3.
          “FX Reserve” is defined in Section 2.1.3.
          “FX Reduction Amount” is defined in Section 2.1.3.
          “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
          “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
          “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
          “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
          “GTTA” is defined in the preamble.
          “GTTI” is defined in the preamble.
          “Guarantor” is any present or future guarantor of the Obligations, including, without limitation, GTT Global Telecom Government Services, LLC and TEK Channel Consulting, LLC.
          “Guaranty” is the Guaranty of even date executed by the Guarantor in favor of Bank and any additional guaranty which may previously have been entered into or which may be executed after the date of this Agreement with respect to the Obligations hereunder.
          “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
          “Indemnified Person” is defined in Section 12.3.
          “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code or the UK Insolvency Act 1986, or under any other bankruptcy or insolvency law in any jurisdiction, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
          “Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:
          (a) its Copyrights, Trademarks and Patents;
          (b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
          (c) any and all source code;

          (d) any and all design rights which may be available to a Borrower;
          (e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
          (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
          “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, if any, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
          “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
          “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
          “IP Agreement” is any Intellectual Property Security Agreement executed and delivered by US Borrower or any Guarantor to Bank, including, without limitation, each Intellectual Property Security Agreement delivered by each US Borrower and each Guarantor on the Effective Date.
          “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
          “Letter of Credit Application” is defined in Section 2.1.2(b).
          “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).
          “Leverage Ratio” is, for any period of measurement, the sum of Borrower’s Indebtedness to Bank divided by Cash Basis EBITDA.
          “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
          “Loan Documents” are, collectively, this Agreement, the Debenture, each Guaranty, each Security Agreement, the Perfection Certificate, the IP Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
          “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
          “Minimum Eligibility Requirements” is defined in the defined term “Eligible Accounts”.
          “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries, if any, for any period as at any date of determination, the net profit (or loss), exclusive of any extraordinary gains, after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

          “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and to perform Borrower’s duties under the Loan Documents.
          “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
          “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
          “Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.
          “Perfection Certificate” is defined in Section 5.1.
          “Performance Pricing Period” is, provided no Event of Default has occurred and is continuing, the period (i) commencing on the first (1st) day of the month following the Subject Month in which Borrower reports, for such Subject Month that Borrower has maintained its Leverage Ratio in an amount at all times equal to or less than 2.00:1.00, as confirmed by Bank, in good faith (the “Performance Pricing Threshold”); and (ii) terminating on the earlier to occur of (A) the occurrence of a Default or an Event of Default; and (B) the first (1st) day of the month following the Subject Month in which Borrower fails to maintain the Performance Pricing Threshold, as determined by Bank, in its reasonable discretion. Upon the termination of a Performance Pricing Period, Borrower must maintain the Performance Pricing Threshold each consecutive day for a complete Subject Month, as determined by Bank, in good faith, prior to entering into a subsequent Performance Pricing Period. Borrower shall give Bank prior-written notice of Borrower’s intention to enter into any such Performance Pricing Period.
          “Permitted Acquisition” is, after the Effective Date, any Acquisition disclosed to Bank and agreed to by Bank, provided that each of the following shall be applicable to any such Acquisition:
          (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;
          (b) the entity or assets acquired in such Acquisition are in the same or similar line of Business as Borrower is in as of the date hereof;
          (c) the pro forma organizational structure of Borrower and its Subsidiaries shall be reasonably satisfactory to Bank;
          (d) Borrower shall have provided Bank evidence and reasonably detailed calculations satisfactory to Bank, in its sole discretion, that, after giving effect to such Acquisition, the net effect of such Acquisition shall be EBITDA accretive to Borrower on a pro forma basis for the 12 month period ended one year after the proposed date of consummation of such proposed Acquisition;
          (e) Borrower shall remain a surviving entity after giving effect to such Acquisition; if, as a result of such Acquisition, a new Subsidiary of Borrower is formed or acquired, Borrower shall cause such new Subsidiary to comply with the requirements of Section 6.12;
          (f) Borrower shall provide Bank with: (i) written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition, (ii) drafts of the acquisition agreement and all other material documents relative to the proposed Acquisition at least five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, and (iii) fully executed copies of the acquisition agreement and all other material documents relative to the proposed Acquisition promptly after the closing date of the proposed Acquisition;
          (g) the total cash payable and liabilities assumed by Borrower (either directly or indirectly) for all such Acquisitions may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate per annum; and
          (h) the entity or assets acquired in such Acquisition shall not be subject to any Lien other than the first-priority Liens granted in favor of Bank and Permitted Liens, including, without limitation, purchase money Liens existing on Equipment when acquired, so long as the Lien is confined to the property and improvements and the proceeds of the Equipment.
          “Permitted Indebtedness” is:
          (a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
          (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
          (c) Subordinated Debt, if any;
          (d) unsecured Indebtedness from any Borrower or and Guarantor that executes a Security Agreement to any other Borrower or Guarantor that executes a Security Agreement;
          (e) unsecured Indebtedness to trade debtors incurred in the ordinary business, in amounts and in a manner consistent with past practices;
          (f) Indebtedness secured by Permitted Liens; and
          (g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
          “Permitted Investments” are:
          (a) Investments shown on the Perfection Certificate and existing on the Effective Date;
          (b) Cash Equivalents;
          (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;
          (d) Cash Investments (i) by Borrower in Subsidiaries that are Guarantors which have executed a Security Agreement; (ii) by Borrower in Subsidiaries that are not Guarantors, not to exceed an aggregate amount of Five Hundred Thousand Dollars ($500,000) per annum and (iii) by Subsidiaries in other Subsidiaries that are not Guarantors or in Borrower, not to exceed an aggregate amount per annum of Five Hundred Thousand Dollars ($500,000);
          (e) Investments by EMEA in Global Telecom & Technology Deutschland GmbH in an aggregate amount not to exceed One Million Dollars ($1,000,000) per annum;
          (f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; and

          (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.
          “Permitted Liens” are:
          (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
          (b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
          (c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
          (d) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
          (e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
          (f) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; and
          (g) Liens arising from (i) Permitted Indebtedness and (ii) orders, judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7.
          “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
          “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
          “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
          “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reserves” means, as of any date of determination, such amounts as Bank may, after consultation with Borrower, from time to time establish and revise in good faith reducing the amount of Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in good faith, do or may have a material adverse affect on (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrower or any guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith reasonable business judgment constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
          “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower and, in the case of EMEA, also any of its directors.
          “Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.
          “Revolving Line” is an Advance or Advances in an amount not to exceed Five Million Dollars ($5,000,000).
          “Revolving Line Maturity Date” is September 29, 2012.
          “Second Anniversary” is the date that is 365 days after the First Anniversary.
          “SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority
          “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
          “Security Agreement” is any Security Agreement executed and delivered by any Guarantor to Bank, including, without limitation, each Security Agreement delivered by each Guarantor on the Effective Date.
          “Streamline Period” is, provided no Default or Event of Default has occurred and is continuing, the period (i) beginning on the first (1st) day in which Borrower has, for each consecutive day in the immediately preceding thirty (30) day period, maintained unrestricted cash at Bank plus the unused Availability Amount, as determined by Bank, in good faith, in an amount at all times greater than Five Million Dollars ($5,000,000) (the “Streamline Balance”); and (ii) ending on the earlier to occur of (A) the occurrence of a Default or an Event of Default; and (B) the first day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank, in good faith. Testing for the Streamline Period shall include the period that is thirty (30) days prior to the Effective Date. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Balance each consecutive day for thirty (30) consecutive days, as determined by Bank, in good faith, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior-written notice of Borrower’s intention to enter into any such Streamline Period.
          “Subject Month” is the latest calendar month for which Borrower has timely delivered the reports and schedules required pursuant to Section 6.2(a) hereof.
          “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Bank entered into between Bank and the other creditor), on terms reasonably acceptable to Bank.
          “Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.
          “Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.5 hereof.

          “Term Loan Amount” is an aggregate amount equal to Ten Million Dollars ($10,000,000) outstanding at any time.
          “Term Loan Maturity Date” is the earliest of (a) September 30, 2015 or (b) the occurrence of an Event of Default.
          “Term Loan Payment” is defined in Section 2.1.5(b).
          “Third Anniversary” is the date that is 365 days after the Second Anniversary.
          “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
          “Transaction Report” is the Bank’s standard reporting package provided by Bank to Borrower.
          “Transfer” is defined in Section 7.1.
          “US Borrower” is, singly and collectively, jointly and severally, each Borrower other than EMEA.
          “WBS” is defined in the preamble.
[Signature page follows.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWER:

GLOBAL TELECOM & TECHNOLOGY, INC.		GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

By:	/s/ Eric A. Swank	By:	/s/ Eric A. Swank

	Name: Eric A. Swank		Name: Eric A. Swank
	Title: Chief Financial Officer		Title: Chief Financial Officer

GTT-EMEA, LTD.		WBS CONNECT, LLC

By:	/s/ Richard D. Calder	By:	/s/ Eric A. Swank

	Name: Richard D. Calder		Name: Eric A. Swank
	Title: Director		Title: CFO of Managing Member

BANK: SILICON VALLEY BANK
By:	/s/ Christopher Leary
	Name:	Christopher Leary
	Title:	Vice President

Effective Date: September 30, 2010
[Signature page to Loan and Security Agreement]

EXHIBIT A — COLLATERAL DESCRIPTION
     The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

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EXHIBIT B
COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM: GLOBAL TELECOM & TECHNOLOGY, INC. et al.
          The undersigned authorized officer of Global Telecom and Technology, Inc. ( a “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                                with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) each Borrower, and each of its respective Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state, national and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against any Borrower or any of its respective Subsidiaries, if any, relating to unpaid employee payroll or benefits of which any Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 150 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings, Deferred Revenue report	Monthly within 15 days	Yes No

Transaction Reports	Monthly within 20 days and with each request for a Credit Extension	Yes No

Projections	FYE within 45 days and as amended or updated	Yes No
The following Intellectual Property was registered and/or the following Governmental Approvals were obtained after the Effective Date (if no registrations or approvals, state “None”)

Financial Covenant	Required	Actual		Complies
Maintain as indicated:
Minimum Liquidity (certified monthly)	$5,000,000	$		Yes No
Minimum Fixed Charge Coverage Ratio (tested quarterly, on a T3M basis	1.25:1.00		______ :1.0	Yes No

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     The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

GLOBAL TELECOM & TECHNOLOGY, INC. et al.		BANK USE ONLY

By:		Received by:

	Name:	authorized signer
	Title:	Date:

Verified:
authorized signer

Date:

Compliance Status: Yes No

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Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.
Dated:
I. Liquidity (Section 6.9(a))
Required: Maintain unrestricted cash plus the unused availability under the Borrowing Base of at least Five Million Dollars ($5,000,000).
Actual:

A. Aggregate value of the unrestricted cash of Borrower	$
B. Aggregate value of the unused Availability under the Borrowing Base	$
C. LIQUIDITY (line A plus line B)	$
Is line C equal to or greater than $5,000,000?

☐ No, not in compliance	☐ Yes, in compliance

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II. Fixed Charge Coverage Ratio. (Section 6.9(b))
Required: Maintain on a quarterly basis, as of the last day of each fiscal quarter of the Borrower, measured on a trailing three month basis, Borrower shall maintain a ratio of (i) Cash Basis EBITDA for such period divided by (ii) Fixed Charges of at least 1.25:1.00
Actual: All amounts measured on a trailing three month basis:

A. EBITDA	$
B. Unfinanced Capital Expenditures	$
C. Taxes actually paid in cash	$
D. cash interest expense paid on Subordinated Debt	$
E. principal payments on Subordinated Debt not existing on the Effective Date	$
F. Other cash distributions approved by Bank, in its sole discretion, on a case-by-case basis	$
G. CASH BASIS EBITDA (line A minus line B minus line C minus line D minus line E minus line F)	$
H. Fixed Charges	$
I. FIXED CHARGE COVERAGE RATIO (line G divided by line H, expressed as a ratio)		_______:1.00
Is line I equal to or greater than 1.25:1:00?

☐ No, not in compliance	☐ Yes, in compliance

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Exhibit 10.2
DATED 30 September, 2010
GTT-EMEA LTD. (1)
and
SILICON VALLEY BANK (2)

DEBENTURE

Solicitors
Waverley House
7-12 Noel Street London W1F 8GQ DX: 44627 MAYFAIR
Tel: +44 (0) 20 7339 7000 Fax: +44 (0) 20 7339 7001 Web: jgrweb.com

THIS DEBENTURE is dated 30 September, 2010
and made BETWEEN:
(1)	GTT-EMEA LTD., a company incorporated and registered in England and Wales under company number 03580993, whose registered office is at 35 Vine Street, London EC3N 2AA (“the Chargor”); and

(2)	SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054, U.S.A. (“the Bank”).
WHEREAS:
(A)	The Bank has agreed to make available jointly to the Chargor, Global Telecom & Technology, Inc (a company incorporated and registered in the State of Delaware, U.S.A. which is the parent company of the Chargor) (“GTTI”), Global Telecom & Technology Americas, Inc (a company incorporated and registered in the State of Virginia, U.S.A. which is a subsidiary of GTTI) (“GTTA”) and WBS Connect LLC (a company incorporated in the State of Colorado, U.S.A.) (“WBS”), under the terms of a loan and security agreement entered into on the date of this Debenture between the Bank, GTTI, GTTA, the Chargor and WBS (“the Loan and Security Agreement”), a revolving loan facility of a maximum amount of $5,000,000 (five million US dollars) and a term loan facility of $10,000,000 (ten million US dollars) (together “the Facilities”).

(B)	It is a condition precedent to the availability of the Facilities that the Chargor enters into this Debenture.
WITNESSES as follows:
1.	Definitions and Interpretation

1.1.	In this Debenture:

“Permitted Encumbrance” means:
(i)	Permitted Liens (as defined in the Loan and Security Agreement);

(ii)	Rental Deposit Agreement dated 8 June 2004 in favour of Frank Blin, John Edward Kitson Smith, Paul Boorman and John Robert Lloyd Berriman; and

(iii)	Rent Deposit Agreement dated 1 June 2009 in favour of Price Waterhouse Coopers LLP.
1.2.	In this Debenture:

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1.2.1.	except where the context otherwise requires, a reference to a statute or statutory provision includes a reference to any subordinate legislation made under that statute or statutory provision, to any modification, re-enactment or extension of that statute or statutory provision and to any former statute or statutory provision which it consolidated or re-enacted before the date of this debenture;

1.2.2.	except where the context otherwise requires, a reference to any agreement or document (including the Loan and Security Agreement and this Debenture) includes the same as may have been, or may from time to time be, varied, amended, supplemented, substituted, novated or assigned howsoever fundamentally and whether or not the same results in any increased liability on the part of any person (including in respect of fees or rates of interest);

1.2.3.	except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; references to persons include corporations, partnerships and other unincorporated associations or bodies of persons and vice versa; and

1.2.4.	unless otherwise stated, a reference to a clause or a sub-clause is a reference to a clause or a sub-clause of this Debenture.

1.3.	Headings in this Debenture are for ease of reference only and do not affect the construction of any provision.

2.	Covenant to pay

The Chargor covenants to pay and discharge to the Bank on demand, when the same shall be or become due, all monies obligations and liabilities whatsoever whether for principal, interest (to the date of discharge in full) or otherwise in whatever currency which may now or at any time in the future be due owing or incurred (whether actual or contingent and whether alone, severally or jointly or as principal, guarantor, surety or otherwise and in whatever name or style) by the Chargor to the Bank under or in connection with the Loan and Security Agreement or this Debenture or any of the other Loan Documents (as defined in the Loan and Security Agreement).

3.	Charge

3.1.	The Chargor, with full title guarantee and as a continuing security for the payment or discharge of all monies obligations and liabilities covenanted to be paid or discharged by the Chargor under this Debenture together with all reasonable costs and expenses incurred by the Bank in relation to this Debenture or the monies obligations and liabilities hereby secured, hereby charges:

3.1.1.	by way of first fixed charge:

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3.1.1.1.	all freehold leasehold and other immovable property now or in the future belonging or charged to the Chargor together with all buildings, trade and other fixtures, fixed plant and machinery of the Chargor from time to time thereon and the proceeds of sale thereof;

3.1.1.2.	all equipment plant machinery vehicles tools furniture fittings computers and other tangible moveable property now or in the future belonging to the Chargor (or rights to use any of the same) and the full benefit of any warranties or maintenance contracts for any of the same;

3.1.1.3.	all present and future book debts and other debts and other monies due owing payable or incurred to the Chargor now or in the future (“the Debts”) and the benefit of any guarantees, indemnities or other assurances in respect of the Debts and the proceeds of payment or realisation of each of the Debts until the payment of such proceeds into the separate bank account with the Royal Bank of Scotland mentioned in clause 5.2.5 below;

3.1.1.4.	all funds standing to the credit of the Chargor from time to time on any account with the Bank, the Royal Bank of Scotland or any other bank or financial institution and all rights deriving therefrom (including the right to interest);

3.1.1.5.	all stocks shares and other securities now or in the future belonging to the Chargor together with all dividends and other rights deriving therefrom;

3.1.1.6.	all bills of exchange promissory notes and negotiable instruments of any description now or in the future beneficially owned by the Chargor;

3.1.1.7.	all the goodwill of the Chargor and its uncalled capital for the time being;

3.1.1.8.	all rights and interests in and claims under all policies of insurance and assurance held or to be held by or inuring to the benefit of the Chargor and the benefit of all rights and claims to which the Chargor is now or may be entitled under any contracts;

3.1.1.9.	the benefit of all licences, consents and authorisations held or utilised by the Chargor now or in the future in connection with its business or the use of any of its assets; and

3.1.1.10.	the benefit of all patents, patent applications, inventions, trade marks, service marks, designs, design rights, trade names, copyright, know-how and all other intellectual property rights (in each case, whether or not registered) and all applications and rights to apply for registration and all fees royalties and other rights of every kind deriving therefrom

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now or in the future belonging to the Chargor (“Intellectual Property Rights”); and
3.1.2.	by way of first floating charge the whole of the Chargor’s undertaking and all its property and assets whatsoever and wheresoever present and future other than the property and assets from time to time effectively charged to the Bank by way of legal mortgage or fixed charge by this Debenture.

3.2.	The Bank may, in its sole discretion, convert the floating charge created by clause 3.1.2 at any time by notice in writing to the Chargor into a fixed charge as regards all of the property and assets which for the time being are the subject of such floating charge or, as the case may be, such of the said property and assets as are specified by such notice. The floating charge created by clause 3.1.2 shall subject to the provisions of Paragraph 43 of Schedule A1 to the Insolvency Act 1986 and unless otherwise agreed in writing by the Bank automatically and without notice immediately be converted into a fixed charge in the event that the Chargor shall create or permit to subsist any mortgage charge pledge lien or other security interest other than this Debenture (or as permitted by this Debenture) or if any person takes any step to levy any distress attachment execution or other legal process against any of the said property or assets.

3.3.	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created by clause 3.1.2 of this Debenture which is a “qualifying floating charge” for the purposes of paragraph 14(1) of Schedule B1 to the Insolvency Act 1986.

3.4.	The security from time to time constituted by or pursuant to this Debenture shall be in addition to and shall not prejudice determine or affect any other security which the Bank may from time to time hold for or in respect of all or any part of the monies obligations and liabilities hereby secured. No prior security held by the Bank over the property charged by this Debenture or any part of it shall merge in the security created hereby or pursuant hereto which will remain in force and effect as a continuing security until discharged by the Bank.

4.	Restrictions on Dealing

4.1.	The Chargor shall not without the prior written consent of the Bank;

4.1.1.	create or attempt or agree to create or permit to subsist any mortgage charge (fixed or floating) pledge lien (other than a lien arising by operation of law) or other security interest on any of its assets other than this Debenture and Permitted Encumbrances;

4.1.2.	other than in respect of Permitted Liens and Permitted Investments (as defined in the Loan and Security Agreement) and other than as otherwise specifically permitted in the Loan and Security Agreement, sell assign transfer lease lend or otherwise dispose of the whole or any part of its undertaking or (save for any sale

4

of Inventory (as defined in the Loan and Security Agreement) in the normal course of trading at not less than market value until such time as the floating charge created by clause 3.1.2 has been converted into a fixed charge pursuant to clause 3.2 or by operation of law) of its assets or enter into any agreement or grant any option for any such sale assignment transfer lease loan or other disposal;
4.1.3.	part with possession of any freehold or leasehold property grant or agree to grant any option or any licence tenancy or other right of occupation to any person or exercise the powers of leasing or agreeing to lease or of accepting or agreeing to accept surrenders conferred by Sections 99 and 100 of the Law of Property Act 1925 provided that such restrictions shall not be construed as a limitation on the powers of any receiver appointed under this Debenture and being an agent of the Chargor and the Bank may grant or accept surrenders of leases without restriction at any time after the Bank shall have demanded the payment or discharge of any of the monies obligations and liabilities hereby secured; and

4.1.4.	pull down or remove or redevelop or make any material alteration to the whole or any part of any buildings or sever unfix or remove any fixtures or remove any plant or machinery belonging to or in use by the Chargor except for the purpose of effecting repairs or replacing the same.

5.	Representations, Warranties and Covenants by the Chargor

5.1.	The Chargor represents and warrants to the Bank and undertakes that:

5.1.1.	it has and will at all times have the necessary power and authority to enter into and perform its obligations under this Debenture;

5.1.2.	this Debenture constitutes its legal valid binding and enforceable obligations and is a security over the relevant assets of the Chargor effective in accordance with its terms;

5.1.3.	all necessary authorisations and consents to enable or entitle it to enter into this Debenture and to enable it to carry on its business as it is currently being conducted have been obtained and will remain in full force and effect during the subsistence of the security constituted by this Debenture;

5.1.4.	no Event of Default under Article 8 of the Loan and Security Agreement has occurred and/or is continuing and, so far as the Chargor is aware, no event has occurred which with the giving of notice or lapse of time or both would constitute such an event;

5.1.5.	there are no legal proceedings pending or threatened before any court or tribunal which will adversely affect the Chargor’s financial situation;

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5.1.6.	there are no other mortgages charges (fixed or floating) pledges liens or other security interests affecting any of the Chargor’s assets existing at the date of this Debenture (other than Permitted Encumbrances);

5.1.7.	the Chargor is not insolvent (as defined in the Insolvency Act 1986) at the date of this Debenture; and

5.1.8.	all information supplied by the Chargor or its agents to the Bank or its agent on or prior to the date of this Agreement was at the time supplied and remains at the date of this Debenture true, complete and accurate in all respects.

5.2.	The Chargor warrants with the Bank to:

5.2.1.	keep all buildings and all vehicles plant machinery fixtures and fittings owned by the Chargor in good repair and condition and permit any person or persons nominated by the Bank free access at all reasonable times to view the state and condition thereof;

5.2.2.	insure and keep insured such of its property as is insurable with such insurer and against such risks and in such amounts and otherwise in such terms as the Bank may require and will maintain such other insurances as are normally maintained by prudent companies carrying on similar businesses with the interest of the Bank noted upon all policies of such insurance or, if the Bank shall require and if it is reasonably practicable to do so, in the joint names of the Chargor and the Bank and the Chargor will deposit with the Bank all such policies and receipts for all premium and other payments necessary for effecting and maintaining such insurances;

5.2.3.	apply any insurance proceeds in making good the loss or damage or at the Bank’s option in or towards the discharge of the monies obligations and liabilities secured by this Debenture;

5.2.4.	punctually pay all rents taxes duties assessments debts and other outgoings and observe and perform all restrictive and other covenants under which any of the property subject to this Debenture is held;

5.2.5.	(unless and until otherwise instructed by the Bank pursuant to the provisions of the Loan and Security Agreement or otherwise) pay or procure the payment of all monies which it may receive in respect of the Debts only into a separate bank account with the Royal Bank of Scotland (to be used for that purpose only) where the monies therein are held on trust for the Bank and until payment into such an account the Chargor shall in any event hold all such monies on trust for the Bank;

5.2.6.	not allow the bank account mentioned in clause 5.2.5 or any other bank account into which such monies are paid to become overdrawn;

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5.2.7.	deal with the Debts (and the proceeds thereof) in accordance with clause 5.2.5 and in accordance with any directions from time to time given in writing by the Bank and in default of and subject to any such directions deal with the same only in the ordinary and proper course of its trading business (and for this purpose the realisation of debts by means of block discounting factoring or the like shall not be regarded as dealing in the ordinary and proper course of its trading business);

5.2.8.	at any time after this Debenture has become enforceable immediately at the request of the Bank execute a legal assignment (in such form as the Bank may require) of any of the Debts to the Bank, give notice thereof to the relevant debtor(s) and take such other steps as the Bank may require to perfect such legal assignment;

5.2.9.	at any time after this Debenture has become enforceable deal with all licence fees royalties and other monies deriving from its intellectual property in accordance with any directions from time to time given in writing by the Bank;

5.2.10.	preserve, maintain and renew as and when necessary all Intellectual Property Rights which are material to the Chargor’s business and conduct its business in such a way as not to endanger or lead to the cancellation or suspension of any such material Intellectual Property Rights or cause any penalty or disqualification;

5.2.11.	subject to the rights of any prior mortgagee and upon the request of the Bank deposit with the Bank all deeds certificates and documents constituting or evidencing title to the property or any part thereof charged by this Debenture (including without limitation all certificates or other documents of title relating to all stocks shares and other securities now or in the future belonging to the Chargor) and all insurance policies;

5.2.12.	comply with the provisions of all present or future statutes and directives and every notice order direction licence consent or permission given or made under any of the foregoing and the requirements of any competent authority so far as any of the same shall relate to its assets or their use or anything done on any property belonging to or occupied by the Chargor;

5.2.13.	provide the Bank with all financial and other information with respect to the assets, liabilities and affairs of the Chargor and its subsidiaries and associated companies (if any) that the Bank may from time to time require subject always to the Bank adhering to any general duties of confidentiality implied by law and the provisions of Section 12.10 of the Loan and Security Agreement in respect of such information.

5.3.	If the Chargor shall fail to satisfy the Bank that it has performed any of its obligations under clause 5.2 then the Bank may take such steps as it considers appropriate to procure the performance of such obligation and shall not thereby be deemed to be a mortgagee in possession and the monies expended by the

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Bank shall be reimbursed by the Chargor on demand on a full indemnity basis and be secured on the property charged by this Debenture.
6.	Enforcement

6.1.	This Debenture shall become enforceable:

6.1.1.	upon the occurrence of any Event of Default under Article 8 of the Loan and Security Agreement; or

6.1.2.	upon the presentation of a petition for the winding up of the Chargor the making of an order for the winding up of the Chargor or the passing by the Chargor of a resolution for voluntary winding up save where the winding-up petition is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement; or

6.1.3.	if an encumbrancer shall take possession of or a receiver shall be appointed over or any secured creditor of the Chargor shall seek to enforce its security in respect of all or any of the property or assets charged by this Debenture; or

6.1.4.	if a petition is presented or if the Chargor or its directors resolve to present a petition for an administration order in relation to the Chargor or if an administration application is made or filed in relation to the Chargor if a notice of intention to appoint an administrator in relation to the Chargor is given or if any notice of appointment of an administrator in relation to the Chargor is made or filed; or

6.1.5.	if the Chargor shall enter into any composition or arrangement for the benefit of its creditors.

6.2.	Section 103 of the Law of Property Act 1925 shall not apply and the statutory power of sale and all other powers under that or any other Act as varied or extended by this Debenture shall arise on and be exercisable at any time after the execution of this Debenture but the Bank shall not exercise such powers until this Debenture has become enforceable.

6.3.	Section 93 of the Law of Property Act 1925 dealing with the consolidation of mortgages shall not apply to this Debenture.

7.	Receiver

7.1.	At any time after this Debenture has become enforceable or if the Chargor so requests in writing the Bank may without further notice to the Chargor appoint by writing under hand or under seal any one or more persons either singly jointly severally or jointly and severally to be a receiver, receiver and manager or administrative receiver (each a “Receiver”) of all or any part or parts of the

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property charged by this Debenture and either at the time of appointment or any time thereafter may fix his or their remuneration and except as otherwise required by statute may remove any such Receiver and appoint another or others in his or their place. This clause shall operate subject to the provisions of Paragraph 43 of Schedule A1 to the Insolvency Act 1986.
7.2.	Any Receiver shall be the agent of the Chargor and the Chargor alone shall be responsible for such agent’s acts and defaults and liable under any contracts or engagements made or entered into by such agent and the Bank shall in no way be responsible for such agent’s misconduct, negligence or default.

7.3.	The remuneration of any Receiver shall form part of the sums secured under this Debenture and accordingly shall be secured on such part of the property charged by the debenture in respect of which he has been appointed.

7.4.	Any Receiver shall have all the powers conferred by the Law of Property Act 1925 and the Insolvency Act 1986 on mortgagors mortgagees in possession (but without liability as such) receivers administrative receivers and administrators appointed under those Acts which in the case of joint receivers may be exercised either jointly or severally. In addition, but without prejudice to the generality of the foregoing the Receiver shall have power (in the name of the Chargor or otherwise and in such manner and on such terms and conditions as he shall think fit) to:

7.4.1.	take possession of collect and get in all or any part of the property (or related rents or income) in respect of which he is appointed and for that purpose to take any proceedings;

7.4.2.	carry on or concur in carrying on the business of the Chargor and to raise money from the Bank or others on the security of any property charged by this Debenture;

7.4.3.	purchase or acquire any land and purchase, acquire and grant any interest in or right over land;

7.4.4.	sell or concur in selling let or concur in letting and terminate or accept surrenders of leases or tenancies of any of the property charged by this Debenture in respect of which he has been appointed and to carry any such transactions into effect;

7.4.5.	sell, assign let or otherwise dispose of or concur in selling, assigning, letting or otherwise disposing of all or any of the debts and any other property in respect of which he is appointed;

7.4.6.	make any arrangement or compromise or enter into any contracts between the Chargor and any other person which he may think expedient;

7.4.7.	make and effect all repairs improvement and insurances;

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7.4.8.	purchase materials tools equipment goods or supplies;

7.4.9.	call up any uncalled capital of the Chargor with all the powers conferred by the Articles of Association of the Chargor in relation to calls;

7.4.10.	employ engage and appoint managers and other employees and ` professional advisers;

7.4.11.	do all such other acts and things as may be considered to be incidental or conducive to any other matters or powers aforesaid or to the realisation of the security constituted by this Debenture and which he lawfully may or can do.

8.	Application of Proceeds

8.1.	The provisions of Section 109(6) and (8) of the Law of Property Act 1925 shall not apply and any monies received by the Bank or any Receiver shall subject to the repayment of any claims having priority to the charges created by this Debenture be applied in the following order but without prejudice to the right of the Bank to recover any shortfall from the Chargor:

8.1.1.	in the payment of all costs charges and expenses of and incidental to the appointment of the Receiver and the exercise of all or any of his powers and of all outgoings paid by him;

8.1.2.	in the payment of the Receiver’s remuneration;

8.1.3.	in or towards payment of any debts or claims which are by statute payable in preference to money secured by this Debenture;

8.1.4.	in or towards the satisfaction of the monies obligations and liabilities secured by this Debenture in such order as the Bank in its absolute discretion thinks fit;

8.1.5.	in payment of the surplus (if any) to the person or persons entitled to it.

8.2.	All monies received recovered or realised by the Bank under this Debenture may be credited at the discretion of the Bank to any suspense or impersonal account and may be held in such account for so long as the Bank shall think fit pending its application from time to time in or towards the discharge of any of the monies obligations and liabilities secured by this Debenture.

9.	Protection of Third Parties

No person dealing with a Receiver or the Bank shall be concerned to enquire whether any power which he or it is purporting to exercise has become exercisable or whether any money is due under this Debenture or as to the application of any money paid raised or borrowed or as to the propriety or regularity of any sale by or other dealing with such Receiver or the Bank. All the protection to purchasers contained in Sections 104 and 107 of the Law of

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Property Act 1925 shall apply to any person purchasing from or dealing with a Receiver or the Bank.

10.	Entry into Possession

If the Bank or any Receiver shall enter into possession of the property hereby charged or any part thereof it or he may from time to time and at any time go out of such possession. Neither the Bank nor any Receiver shall in any circumstances (either by reason of any entry into or taking of possession of any such property or for any other reason and whether as mortgagee in possession or on any other basis) other than its gross negligence or wilful misconduct be liable to account to the Chargor for anything except its or his actual receipts or be liable to the Chargor for any loss or damage arising from any realisation of the property hereby charged or from any act default or omission in relation thereto.

11.	Power of Attorney

11.1.	The Chargor irrevocably appoints, by way of security, the Bank, any Receiver and any person nominated by the Bank jointly and also severally to be the attorney of the Chargor with the power of substitution and in its name and otherwise on its behalf and as its act and deed, regardless of whether this Debenture has become enforceable, to sign or execute all deeds instruments and documents and do any acts and things which:

11.1.1.	the Chargor is required to sign or execute and/or do under this Debenture; and/or

11.1.2.	any such attorney may require or deem proper for any of the purposes of this Debenture and/or to facilitate the exercise of any of the rights, powers, authorities and/or discretions conferred by this Debenture or by law on the Bank or any Receiver.

11.2.	The Chargor agrees to ratify and confirm anything such attorney shall lawfully and properly do in accordance with this provision.

12.	Appointment of Administrator

12.1.	The Bank may without notice to the Chargor appoint any one or more persons to be an administrator of the Chargor pursuant to paragraph 14 of Schedule B1 of the Insolvency Act 1986 if this debenture becomes enforceable.

12.2.	Any appointment under this clause 12 shall:

12.2.1.	be in writing signed by a duly authorised signatory of the Bank; and

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12.2.2.	take effect, in accordance with paragraph 19 of Schedule B1 of the Insolvency Act 1986, when the requirements of paragraph 18 of Schedule B1 of the Insolvency Act 1986 are satisfied.

12.3.	The Bank may (subject to any necessary approval from the court) end the appointment of an Administrator and under this clause 12 appoint a replacement for any Administrator whose appointment ends for any reason.

13.	Currency Indemnity

If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Debenture it becomes necessary to convert into the currency of such jurisdiction (“the Judgment Currency”) any amount due under this Debenture in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day (as defined in the Loan and Security Agreement) before the day on which judgment is given. For this purpose “rate of exchange” means the spot rates at which the Bank will on the relevant date at or about 12 noon UK time sell such currency against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Chargor will on the date of payment pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Debenture in such other currency. Such additional amounts (if any) payable under this Clause will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Debenture.

14.	New Accounts

If the Bank shall at any time receive actual or constructive notice of any charge or other interest affecting any part of the property hereby charged then the Bank may open a new account or accounts for the Chargor and if the Bank does not do so then the Bank shall be treated as if it had in fact done so at the time when it received or was deemed to receive notice and as from that time all payments made by the Chargor to the Bank shall be credited or treated as having been credited to the new account and shall not operate or reduce the amount secured by this Debenture at the time when the Bank received or was deemed to have received such notice.

15.	Further Assurance

The Chargor shall at its own cost whenever requested by the Bank immediately execute and sign all such deeds and documents and do all such things as the Bank may require for the purpose of perfecting or more effectively providing security to the Bank for the payment and discharge of the monies obligations and

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liabilities secured by this Debenture or to facilitate the realisation of the property and assets mortgaged and charged by this Debenture or the exercise of any rights vested in the Bank or any Receiver.
16.	Set-off

The Bank may at any time after this Debenture has become enforceable and without notice to the Chargor combine or consolidate all or any of the Chargor’s then existing accounts with and liabilities to the Bank and set off or transfer any sum or sums standing to the credit of any one or more of such accounts in or towards satisfaction of any of the liabilities of the Chargor to the Bank on any other account or in any other respects. The Bank shall notify the Chargor that such a transfer has been made.

17.	Costs and Indemnity

17.1.	All costs and expenses incurred by the Bank in relation to this Debenture or the monies obligations and liabilities hereby secured including without limitation and for the avoidance of doubt all amounts the Bank may from time to time require to compensate it for his internal management and administrative costs and expenses shall be reimbursed by the Chargor to the Bank on demand on a full indemnity basis and until so reimbursed shall carry interest at the rate of 3 per cent above the base rate of Barclays Bank Plc from time to time from the date of demand to the date of reimbursement and be secured on the property charged by this Debenture. A certificate signed by the Bank as to the amount of such costs and expenses shall be conclusive and binding upon the Chargor.

17.2.	The Bank and every Receiver attorney or other person appointed by the Bank under this Debenture and their respective employees (“the Indemnified Persons”) shall be entitled to be indemnified on a full indemnity basis out of the property charged by this Debenture in respect of all liabilities and expenses incurred by any of them in or directly or indirectly as a result of the exercise or purported exercise of any of the powers authorities or discretions vested in them under this Debenture and against all actions proceedings losses costs claims and demands (save where the same is due to the gross negligence or wilful misconduct of any of the Indemnified Persons) in respect of any matter or thing done or omitted in any way relating to the property charged by this Debenture and the Bank and any such Receiver may retain and pay all sums in respect of the same out of the monies received under the powers conferred by this Debenture.

18.	Miscellaneous

18.1.	The Bank may without discharging or in any way affecting the security created by this Debenture or any remedy of the Bank grant time or other indulgence or abstain from exercising or enforcing any remedies securities guarantees or other rights which it may now or in the future have from or against the Chargor and may make any arrangement variation or release with any person or persons

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without prejudice either to this Debenture or the liability of the Chargor for the monies obligations and liabilities secured by this Debenture.
18.2.	The Bank shall have a full and unfettered right to assign the whole or any part of the benefit of this Debenture and the expression ‘the Bank’ shall include its successors and assigns and the Bank shall be entitled to disclose any information relating to the Chargor and/or its obligations and liabilities under this Debenture and/or under the Loan and Security Agreement and/or under any of the other Loan Documents (as defined in the Loan and Security Agreement) to any actual or prospective assignee successor or participant.

18.3.	The Chargor shall not and shall not purport to assign, transfer or otherwise dispose of any of its rights or obligations under this Debenture.

18.4.	The provisions of this Debenture shall be severable and if at any time any one or more such provisions is or becomes invalid illegal or unenforceable the validity legality and enforceability of the remaining provisions shall not in any way be impaired.

18.5.	The rights and remedies of the Bank provided by this Debenture are cumulative and are not exclusive of any rights powers or remedies provided by law and may be exercised from time to time and as often as the Bank may deem expedient.

18.6.	A person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Debenture but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

18.7.	This Debenture may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when executed and delivered shall be an original and which together shall have the same effect as if each party had signed the same document.

19.	Communications

19.1.	Every notice demand or other communication under this Debenture shall be in writing and may be delivered personally or by letter or facsimile transmission dispatched as follows:
(a)	if to the Bank to:

Address:	Silicon Valley Bank
275 Grove Street
Suite 2-200
Newton, Massachusetts 02466, U.S.A
Fax No.	(001) (617) 527-0177
For the Attention of:	Christopher Leary

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(b)	if to the Chargor:

Address:	c/o Global Telecom & Technology, Inc
8484 Westpark Drive, Suite 720
McLean, Virginia 22102, U.S.A
Fax No.	(001) (703) 442-5595
For the Attention of:	Chief Financial Officer
or such other address or facsimile number as may be notified in accordance with this clause by the relevant party to the other party for such purpose.

19.2.	Every notice demand or other communication shall be deemed to have been received (if sent by post) 24 hours after being posted first class postage prepaid (if posted from and to an address within the United Kingdom) or 5 working days after being posted prepaid airmail (if posted from or to an address outside the United Kingdom) and (if delivered personally or by facsimile transmission) at the time of delivery or dispatch if during normal business hours on a working day in the place of intended receipt and otherwise at the opening of business in that place on the next succeeding such working day.

19.3.	The Bank and any Receiver may but shall not be obliged to rely upon and act in accordance with any communication which may be or purport to be given by telephone or facsimile transmission on behalf of the Chargor by any person notified to the Bank by the Chargor as being authorised to give such communication without enquiry as to the authority and identity of the person making or purporting to make such communication. The Chargor shall indemnify and keep the Bank or any Receiver indemnified on a full indemnity basis against all losses, claims, actions, proceedings, damages, costs and expenses incurred or sustained by the Bank as a result of relying upon or acting in accordance with any such communication.

19.4.	All notices, demands or other communications under or in connection with this Debenture shall be in English.

20.	Governing Law and Jurisdiction

20.1.	This Debenture and all disputes or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

20.2.	The parties to this Debenture irrevocably agree that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Debenture or its subject matter or formation (including non-contractual disputes or claims). Nothing in this clause 20 shall limit the right of the Bank to take proceedings against the Chargor in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of

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proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.
21.	Certificate

The Chargor certifies that neither its entry into the Loan and Security Agreement nor its entry into this Debenture contravenes its Memorandum and Articles of Association or any regulations, restrictions, conditions or stipulations affecting the charged property and that both the Loan and Security Agreement and this Debenture have been executed in accordance with such constitutional documents and other factors.

22.	Land Registry Restriction

Insofar as the title to any leasehold or freehold property comprised in the property charged under this Debenture is registered, the Chargor hereby applies to the Registrar for a restriction in the following terms to be entered on the register:

“Except under an Order of the Registrar no disposition of the registered estate by the proprietor of the registered estate (other than by a prior charge) is to be registered without a written consent signed by Silicon Valley Bank or by its solicitors, [ ] of [ ].”
IN WITNESS WHEREOF this Debenture has been duly executed and delivered as a Deed on the date written at the beginning of this Deed.

EXECUTED AND DELIVERED	)
as a DEED by	)
GTT-EMEA LTD.	)
acting by Richard D Calder Jr	)
a director in the presence of:-		/s/ Richard D. Calder Jr.
Director

Witness’ signature	/s/ Cynthia K. Frame
Name	Cynthia K. Frame
Address	14409 Filly Court
Centreville, VA 20120
Occupation	Executive Assistant

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EXECUTED AND DELIVERED as a DEED	)
on behalf of SILICON VALLEY BANK	)
a company incorporated in	)
the State of California, U.S.A.	)
by	)	/s/ Christopher Leary
being a person who, in accordance	)	Christopher Leary
with the laws of that territory, is acting	)	Vice President
under the authority of the company	)

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Exhibit 10.3
UNCONDITIONAL GUARANTY
     This Unconditional Guaranty (“Guaranty”) is entered into as of September 30, 2010, by TEK CHANNEL CONSULTING, LLC, a Colorado limited liability company (“Guarantor”), in favor of Silicon Valley Bank (“Bank”).
Recitals
     A. Concurrently herewith, (1) Bank, and (2) GLOBAL TELECOM & TECHNOLOGY, INC., a Delaware corporation, GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC., a Virginia corporation, WBS CONNECT, INC., a Colorado corporation, and GTT-EMEA, LTD, a company organized and existing under the laws of England and Wales (individually and collectively, “Borrower”), are entering into that certain Loan and Security Agreement dated as of the date hereof (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Bank has agreed to make certain advances of money and to extend certain financial accommodations to Borrower (collectively, the “Loans”), subject to the terms and conditions set forth therein. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.
     B. In consideration of the agreement of Bank to make the Loans to Borrower under the Loan Agreement, Guarantor is willing to guaranty the full payment and performance by Borrower of all of its obligations thereunder and under the other Loan Documents, all as further set forth herein.
     C. Guarantor will obtain substantial direct and indirect benefit from the Loans made by Bank to Borrower under the Loan Agreement.
     Now, Therefore, to induce Bank to enter into the Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Guarantor hereby represents, warrants, covenants and agrees as follows:
     Section 1. Guaranty.
     1.1 Unconditional Guaranty of Payment. In consideration of the foregoing, Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Bank the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all Obligations. Guarantor agrees that it shall execute such other documents or agreements and take such action as Bank shall reasonably request to effect the purposes of this Guaranty.
     1.2 Separate Obligations. These obligations are independent of Borrower’s obligations and separate actions may be brought against Guarantor (whether action is brought against Borrower or whether Borrower is joined in the action).
     Section 2. Representations and Warranties.

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     Guarantor hereby represents and warrants that:
     (a) Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; (ii) is duly qualified to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified (except where the failure to so qualify would not have a material adverse effect on Guarantor’s condition, financial or otherwise, or on Guarantor’s ability to pay or perform the obligations hereunder); and (iii) has all requisite power and authority to execute and deliver this Guaranty and each Loan Document executed and delivered by Guarantor pursuant to the Loan Agreement or this Guaranty and to perform its obligations thereunder and hereunder.
     (b) The execution, delivery and performance by Guarantor of this Guaranty (i) are within Guarantor’s powers and have been duly authorized by all necessary action; (ii) do not contravene Guarantor’s charter documents or any law or any contractual restriction binding on or affecting Guarantor or by which Guarantor’s property may be affected; (iii) do not require any authorization or approval or other action by, or any notice to or filing with, any governmental authority or any other Person under any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, except such as have been obtained or made; and (iv) do not result in the imposition or creation of any Lien upon any property of Guarantor, other than the Lien created pursuant to that certain Security Agreement by and between Guarantor and Bank dated as of the date hereof.
     (c) This Guaranty is a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally.
     (d) There is no action, suit or proceeding affecting Guarantor pending or threatened before any court, arbitrator, or governmental authority, domestic or foreign, which may have a material adverse effect on the ability of Guarantor to perform its obligations under this Guaranty.
     (e) Guarantor’s obligations hereunder are not subject to any offset or defense against Bank or Borrower of any kind.
     (f) The financial statements of Guarantor, copies of which have been furnished to Bank, fairly present the financial position and results of operations for Guarantor for the dates and periods purported to be covered thereby, all in accordance with GAAP, and there has been no material adverse change in the financial position or operations of Guarantor since the date of such financial statements.
     (g) Neither Guarantor nor its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under applicable law.

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     (h) The incurrence of Guarantor’s obligations under this Guaranty will not cause Guarantor to (i) become insolvent; (ii) be left with unreasonably small capital for any business or transaction in which Guarantor is presently engaged or plans to be engaged; or (iii) be unable to pay its debts as such debts mature.
     (i) Guarantor covenants, warrants, and represents to Bank that all representations and warranties contained in this Guaranty shall be true at the time of Guarantor’s execution of this Guaranty, and shall continue to be true so long as this Guaranty remains in effect. Guarantor expressly agrees that any misrepresentation or breach of any warranty whatsoever contained in this Guaranty shall be deemed material.
     Section 3. General Waivers. Guarantor waives:
     (a) Any right to require Bank to (i) proceed against Borrower or any other person; (ii) proceed against or exhaust any security or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against Borrower or any security it holds (including the right to foreclose by judicial or nonjudicial sale) without affecting Guarantor’s liability hereunder.
     (b) Any defenses from disability or other defense of Borrower or from the cessation of Borrowers liabilities.
     (c) Any setoff, defense or counterclaim against Bank.
     (d) Any defense from the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until Borrower’s obligations to Bank have been paid and the Borrower’s financing arrangements have been terminated, Guarantor has no right of subrogation or reimbursement or other rights against Borrower.
     (e) Any right to enforce any remedy that Bank has against Borrower.
     (f) Any rights to participate in any security held by Bank.
     (g) Any demands for performance, notices of nonperformance or of new or additional indebtedness incurred by Borrower to Bank. Guarantor is responsible for being and keeping itself informed of Borrower’s financial condition.
     (h) The benefit of any act or omission by Bank which directly or indirectly results in or aids the discharge of Borrower from any of the Obligations by operation of law or otherwise.
     Section 4. Real Property Security Waiver. Guarantor acknowledges that, to the extent Guarantor has or may have rights of subrogation or reimbursement against Borrower for claims arising out of this Guaranty, those rights may be impaired or destroyed if Bank elects to proceed against any real property security of Borrower by non-judicial foreclosure. That impairment or destruction could, under certain judicial cases and based on equitable principles of estoppel, give rise to a defense by Guarantor against its obligations under this Guaranty.

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Guarantor waives that defense and any others arising from Bank’s election to pursue non-judicial foreclosure. Guarantor waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and Guarantor agrees that it shall not assert any such defenses or rights.
     Section 5. Reinstatement. Notwithstanding any provision of the Loan Agreement to the contrary, the liability of Guarantor hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any payment by or on behalf of Guarantor or Borrower is rescinded or must be otherwise restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any such payment must be rescinded or restored shall be made by Bank in its sole discretion; provided, however, that if Bank chooses to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold harmless Bank from all costs and expenses (including, without limitation, reasonable attorneys’ fees) of such litigation. To the extent any payment is rescinded or restored, Guarantor’s obligations hereunder shall be revived in full force and effect without reduction or discharge for that payment.
     Section 6. No Waiver; Amendments. No failure on the part of Bank to exercise, no delay in exercising and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Guaranty may not be amended or modified except by written agreement between Guarantor and Bank, and no consent or waiver hereunder shall be valid unless in writing and signed by Bank.
     Section 7. Compromise and Settlement. No compromise, settlement, release, renewal, extension, indulgence, change in, waiver or modification of any of the Obligations or the release or discharge of Borrower from the performance of any of the Obligations shall release or discharge Guarantor from this Guaranty or the performance of the obligations hereunder.
     Section 8. Notice. Any notice or other communication herein required or permitted to be given shall be in writing and may be delivered in person or sent by facsimile transmission, overnight courier, or by United States mail, registered or certified, return receipt requested, postage prepaid and addressed as follows:

If to Guarantor:	c/o Global Telecom and Technology, Inc. 8484 Westpark Drive, Suite 720 McLean, Virginia 22102 Attn: Mr. Eric Swank Fax: (703) 442-5595 Email: eric.swank@gt-t.net

If to Bank:	Silicon Valley Bank 275 Grove Street, Suite 2-200 Newton, Massachusetts 02466
Attention: Mr. Christopher Leary Telephone No.: (617) 630-4147 Facsimile No.: (617) 527-0177

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with copies to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attention: Charles W. Stavros, Esquire Telephone No.: (617) 523-9000 Facsimile No.: (617) 880-3441
or at such other address as may be substituted by notice given as herein provided. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered or sent by facsimile transmission or three (3) Business Days after the same shall have been deposited in the United States mail. If sent by overnight courier service, the date of delivery shall be deemed to be the next Business Day after deposited with such service.
     Section 9. Entire Agreement. This Guaranty constitutes and contains the entire agreement of the parties and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications between Guarantor and Bank, whether written or oral, respecting the subject matter hereof.
     Section 10. Severability. If any provision of this Guaranty is held to be unenforceable under applicable law for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of Guarantor and Bank to the extent possible. In any event, all other provisions of this Guaranty shall be deemed valid and enforceable to the full extent possible under applicable law.
     Section 11. Subordination of Indebtedness. Any indebtedness or other obligation of Borrower now or hereafter held by or owing to Guarantor is hereby subordinated in time and right of payment to all obligations of Borrower to Bank, except as such indebtedness or other obligation is expressly permitted to be paid under the Credit Agreement; and such indebtedness of Borrower to Guarantor is assigned to Bank as security for this Guaranty, and if Bank so requests shall be collected, enforced and received by Guarantor in trust for Bank and to be paid over to Bank on account of the Obligations of Borrower to Bank, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty. Any notes now or hereafter evidencing such indebtedness of Borrower to Guarantor shall be marked with a legend that the same are subject to this Guaranty and shall be delivered to Bank.
     Section 12. Payment of Expenses. Guarantor shall pay, promptly on demand, all Expenses incurred by Bank in defending and/or enforcing this Guaranty. For purposes hereof, “Expenses” shall mean costs and expenses (including reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) for defending and/or enforcing this Guaranty (including those incurred in connection with appeals or proceedings by or against any Guarantor under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for

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the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief).
     Section 13. Assignment; Governing Law. This Guaranty shall be binding upon and inure to the benefit of Guarantor and Bank and their respective successors and assigns, except that Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Bank, which may be granted or withheld in Bank’s sole discretion. Any such purported assignment by Guarantor without Bank’s written consent shall be void. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles thereof regarding conflict of laws.
     Section 14. JURISDICTION. Guarantor hereby irrevocably agrees that any legal action or proceeding with respect to this Guaranty or any of the agreements, documents or instruments delivered in connection herewith may be brought in the State and Federal courts located in the State of New York as Bank may elect (PROVIDED THAT GUARANTOR ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE STATE OF NEW YORK), and, by execution and delivery hereof, Guarantor accepts and consents to, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by Bank in writing, with respect to any action or proceeding brought by Guarantor against Bank. Nothing herein shall limit the right of Bank to bring proceedings against Guarantor in the courts of any other jurisdiction. Guarantor hereby waives, to the full extent permitted by law, any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens.
     Section 15. WAIVER OF JURY TRIAL. EACH OF BANK AND GUARANTOR HEREBY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND ANY RELATED INSTRUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

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GUARANTOR TEK CHANNEL CONSULTING, LLC
By:	/s/ Eric A. Swank
	Name:	Eric A. Swank
	Title:	CFO of Managing Member

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Exhibit 10.4
UNCONDITIONAL GUARANTY
     This Unconditional Guaranty (“Guaranty”) is entered into as of September 30, 2010, by GLOBAL TELECOM GOVERNMENTAL SERVICES, LLC, a Virginia limited liability company (“Guarantor”), in favor of Silicon Valley Bank (“Bank”).
Recitals
     A. Concurrently herewith, (1) Bank, and (2) GLOBAL TELECOM & TECHNOLOGY, INC., a Delaware corporation, GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC., a Virginia corporation, WBS CONNECT, INC., a Colorado corporation, and GTT-EMEA, LTD, a company organized and existing under the laws of England and Wales (individually and collectively, “Borrower”), are entering into that certain Loan and Security Agreement dated as of the date hereof (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Bank has agreed to make certain advances of money and to extend certain financial accommodations to Borrower (collectively, the “Loans”), subject to the terms and conditions set forth therein. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.
     B. In consideration of the agreement of Bank to make the Loans to Borrower under the Loan Agreement, Guarantor is willing to guaranty the full payment and performance by Borrower of all of its obligations thereunder and under the other Loan Documents, all as further set forth herein.
     C. Guarantor will obtain substantial direct and indirect benefit from the Loans made by Bank to Borrower under the Loan Agreement.
     Now, Therefore, to induce Bank to enter into the Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Guarantor hereby represents, warrants, covenants and agrees as follows:
     Section 1. Guaranty.
     1.1 Unconditional Guaranty of Payment. In consideration of the foregoing, Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Bank the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all Obligations. Guarantor agrees that it shall execute such other documents or agreements and take such action as Bank shall reasonably request to effect the purposes of this Guaranty.
     1.2 Separate Obligations. These obligations are independent of Borrower’s obligations and separate actions may be brought against Guarantor (whether action is brought against Borrower or whether Borrower is joined in the action).
     Section 2. Representations and Warranties.

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     Guarantor hereby represents and warrants that:
     (a) Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; (ii) is duly qualified to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified (except where the failure to so qualify would not have a material adverse effect on Guarantor’s condition, financial or otherwise, or on Guarantor’s ability to pay or perform the obligations hereunder); and (iii) has all requisite power and authority to execute and deliver this Guaranty and each Loan Document executed and delivered by Guarantor pursuant to the Loan Agreement or this Guaranty and to perform its obligations thereunder and hereunder.
     (b) The execution, delivery and performance by Guarantor of this Guaranty (i) are within Guarantor’s powers and have been duly authorized by all necessary action; (ii) do not contravene Guarantor’s charter documents or any law or any contractual restriction binding on or affecting Guarantor or by which Guarantor’s property may be affected; (iii) do not require any authorization or approval or other action by, or any notice to or filing with, any governmental authority or any other Person under any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, except such as have been obtained or made; and (iv) do not result in the imposition or creation of any Lien upon any property of Guarantor, other than the Lien created pursuant to that certain Security Agreement by and between Guarantor and Bank dated as of the date hereof.
     (c) This Guaranty is a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally.
     (d) There is no action, suit or proceeding affecting Guarantor pending or threatened before any court, arbitrator, or governmental authority, domestic or foreign, which may have a material adverse effect on the ability of Guarantor to perform its obligations under this Guaranty.
     (e) Guarantor’s obligations hereunder are not subject to any offset or defense against Bank or Borrower of any kind.
     (f) The financial statements of Guarantor, copies of which have been furnished to Bank, fairly present the financial position and results of operations for Guarantor for the dates and periods purported to be covered thereby, all in accordance with GAAP, and there has been no material adverse change in the financial position or operations of Guarantor since the date of such financial statements.
     (g) Neither Guarantor nor its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under applicable law.

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     (h) The incurrence of Guarantor’s obligations under this Guaranty will not cause Guarantor to (i) become insolvent; (ii) be left with unreasonably small capital for any business or transaction in which Guarantor is presently engaged or plans to be engaged; or (iii) be unable to pay its debts as such debts mature.
     (i) Guarantor covenants, warrants, and represents to Bank that all representations and warranties contained in this Guaranty shall be true at the time of Guarantor’s execution of this Guaranty, and shall continue to be true so long as this Guaranty remains in effect. Guarantor expressly agrees that any misrepresentation or breach of any warranty whatsoever contained in this Guaranty shall be deemed material.
     Section 3. General Waivers. Guarantor waives:
     (a) Any right to require Bank to (i) proceed against Borrower or any other person; (ii) proceed against or exhaust any security or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against Borrower or any security it holds (including the right to foreclose by judicial or nonjudicial sale) without affecting Guarantor’s liability hereunder.
     (b) Any defenses from disability or other defense of Borrower or from the cessation of Borrowers liabilities.
     (c) Any setoff, defense or counterclaim against Bank.
     (d) Any defense from the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until Borrower’s obligations to Bank have been paid and the Borrower’s financing arrangements have been terminated, Guarantor has no right of subrogation or reimbursement or other rights against Borrower.
     (e) Any right to enforce any remedy that Bank has against Borrower.
     (f) Any rights to participate in any security held by Bank.
     (g) Any demands for performance, notices of nonperformance or of new or additional indebtedness incurred by Borrower to Bank. Guarantor is responsible for being and keeping itself informed of Borrower’s financial condition.
     (h) The benefit of any act or omission by Bank which directly or indirectly results in or aids the discharge of Borrower from any of the Obligations by operation of law or otherwise.
     Section 4. Real Property Security Waiver. Guarantor acknowledges that, to the extent Guarantor has or may have rights of subrogation or reimbursement against Borrower for claims arising out of this Guaranty, those rights may be impaired or destroyed if Bank elects to proceed against any real property security of Borrower by non-judicial foreclosure. That impairment or destruction could, under certain judicial cases and based on equitable principles of estoppel, give rise to a defense by Guarantor against its obligations under this Guaranty.

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Guarantor waives that defense and any others arising from Bank’s election to pursue non-judicial foreclosure. Guarantor waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and Guarantor agrees that it shall not assert any such defenses or rights.
     Section 5. Reinstatement. Notwithstanding any provision of the Loan Agreement to the contrary, the liability of Guarantor hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any payment by or on behalf of Guarantor or Borrower is rescinded or must be otherwise restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any such payment must be rescinded or restored shall be made by Bank in its sole discretion; provided, however, that if Bank chooses to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold harmless Bank from all costs and expenses (including, without limitation, reasonable attorneys’ fees) of such litigation. To the extent any payment is rescinded or restored, Guarantor’s obligations hereunder shall be revived in full force and effect without reduction or discharge for that payment.
     Section 6. No Waiver; Amendments. No failure on the part of Bank to exercise, no delay in exercising and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Guaranty may not be amended or modified except by written agreement between Guarantor and Bank, and no consent or waiver hereunder shall be valid unless in writing and signed by Bank.
     Section 7. Compromise and Settlement. No compromise, settlement, release, renewal, extension, indulgence, change in, waiver or modification of any of the Obligations or the release or discharge of Borrower from the performance of any of the Obligations shall release or discharge Guarantor from this Guaranty or the performance of the obligations hereunder.
     Section 8. Notice. Any notice or other communication herein required or permitted to be given shall be in writing and may be delivered in person or sent by facsimile transmission, overnight courier, or by United States mail, registered or certified, return receipt requested, postage prepaid and addressed as follows:

If to Guarantor:	c/o Global Telecom and Technology, Inc.
8484 Westpark Drive, Suite 720
McLean, Virginia 22102
Attn: Mr. Eric Swank
Fax: (703) 442-5595
Email: eric.swank@gt-t.net

If to Bank:	Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
Attention: Mr. Christopher Leary
Telephone No.: (617) 630-4147
Facsimile No.: (617) 527-0177

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with copies to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: Charles W. Stavros, Esquire
Telephone No.: (617) 523-9000
Facsimile No.: (617) 880-3441
or at such other address as may be substituted by notice given as herein provided. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered or sent by facsimile transmission or three (3) Business Days after the same shall have been deposited in the United States mail. If sent by overnight courier service, the date of delivery shall be deemed to be the next Business Day after deposited with such service.
     Section 9. Entire Agreement. This Guaranty constitutes and contains the entire agreement of the parties and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications between Guarantor and Bank, whether written or oral, respecting the subject matter hereof.
     Section 10. Severability. If any provision of this Guaranty is held to be unenforceable under applicable law for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of Guarantor and Bank to the extent possible. In any event, all other provisions of this Guaranty shall be deemed valid and enforceable to the full extent possible under applicable law.
     Section 11. Subordination of Indebtedness. Any indebtedness or other obligation of Borrower now or hereafter held by or owing to Guarantor is hereby subordinated in time and right of payment to all obligations of Borrower to Bank, except as such indebtedness or other obligation is expressly permitted to be paid under the Credit Agreement; and such indebtedness of Borrower to Guarantor is assigned to Bank as security for this Guaranty, and if Bank so requests shall be collected, enforced and received by Guarantor in trust for Bank and to be paid over to Bank on account of the Obligations of Borrower to Bank, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty. Any notes now or hereafter evidencing such indebtedness of Borrower to Guarantor shall be marked with a legend that the same are subject to this Guaranty and shall be delivered to Bank.
     Section 12. Payment of Expenses. Guarantor shall pay, promptly on demand, all Expenses incurred by Bank in defending and/or enforcing this Guaranty. For purposes hereof, “Expenses” shall mean costs and expenses (including reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) for defending and/or enforcing this Guaranty (including those incurred in connection with appeals or proceedings by or against any Guarantor under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for

5

the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief).
     Section 13. Assignment; Governing Law. This Guaranty shall be binding upon and inure to the benefit of Guarantor and Bank and their respective successors and assigns, except that Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Bank, which may be granted or withheld in Bank’s sole discretion. Any such purported assignment by Guarantor without Bank’s written consent shall be void. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles thereof regarding conflict of laws.
     Section 14. JURISDICTION. Guarantor hereby irrevocably agrees that any legal action or proceeding with respect to this Guaranty or any of the agreements, documents or instruments delivered in connection herewith may be brought in the State and Federal courts located in the State of New York as Bank may elect (PROVIDED THAT GUARANTOR ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE STATE OF NEW YORK), and, by execution and delivery hereof, Guarantor accepts and consents to, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by Bank in writing, with respect to any action or proceeding brought by Guarantor against Bank. Nothing herein shall limit the right of Bank to bring proceedings against Guarantor in the courts of any other jurisdiction. Guarantor hereby waives, to the full extent permitted by law, any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens.
     Section 15. WAIVER OF JURY TRIAL. EACH OF BANK AND GUARANTOR HEREBY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND ANY RELATED INSTRUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

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GUARANTOR GLOBAL TELECOM GOVERNMENTAL SERVICES, LLC
By:	/s/ Eric A. Swank
	Name:	Eric A. Swank
	Title:	CFO of Sole Member

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Exhibit 99.1
Press Release Source: Global Telecom & Technology, Inc. (GTT) On Thursday September 30, 2010, 4:37 pm EDT
MCLEAN, Va.—(BUSINESS WIRE)—Global Telecom & Technology, Inc. (“GTT”), (OTCBB:GTLT — News), a leading global network integrator that provides its clients with a broad portfolio of wide-area network, dedicated internet access, and managed data services, has successfully completed a new $15.0 million credit facility with Silicon Valley Bank (SVB), the primary subsidiary of SVB Financial Group (NASDAQ:SIVB — News). The facility consists of a $10.0 million five-year term loan and a two-year $5.0 million revolving line of credit. The term loan will be used to refinance GTT’s $4.0 million seller notes and to repay its $4.8 million in convertible notes, both due December 31, 2010.
“Silicon Valley Bank continues to be a key strategic partner for GTT,” said Richard D. Calder, Jr., President and Chief Executive Officer. “This credit facility reinforces SVB’s confidence in the cash-flow generating nature of our business. With this refinancing in place, we will continue to drive our growth strategy both organically and through strategic acquisitions.”
The combined facility is secured by substantially all of GTT’s assets and the revolving credit line is based on eligible accounts receivable, including certain foreign receivables. The terms of the loans include typical financial covenants as well as provisions allowing additional leverage and incentives to reduce borrowing costs if the company maintains certain financial ratios.
Eric Swank, Chief Financial Officer said, “With this new facility, we strengthened our balance sheet by removing the bulk of our short-term debt, secured significant capital at a very attractive cost and maintained flexibility in our capital structure. As we continue to grow cash flow, this facility enables us to employ a balanced approach to funding our growth plans.”
“We have been pleased to partner with the GTT team for several years,” said Megan Scheffel, senior relationship manager, Silicon Valley Bank. “As the company has grown and expanded both in the U.S. and overseas, we have worked with them to provide the right financing and cash management services they required. SVB is committed to helping technology companies of all sizes grow and take their businesses to the next level and we look forward to continuing our longstanding relationship with GTT.”
About GTT
GTT is a global network integrator providing a broad portfolio of wide-area network services, dedicated internet access, and managed data services. With over 800 supplier relationships worldwide, GTT combines multiple networks and technologies such as private line, Ethernet, and MPLS to deliver cost-effective solutions specifically designed for each client’s unique requirements. GTT enhances customer performance through its proprietary Client Management Database (CMD), which provides a comprehensive client support system for service design and quotation, rapid service implementation, and 24x7 global operations support. Headquartered in McLean, Virginia, GTT has offices in London, Dusseldorf, and Denver and provides services to more than 700 enterprise, government, and carrier clients in over 80 countries worldwide. For more information, visit the GTT website at www.gt-t.net.

About Silicon Valley Bank
Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (NASDAQ:SIVB — News), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.
Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.